EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                 We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 17, 2005, related to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. and management’s report on the effectiveness of internal controls over financial reporting appearing in the Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 17, 2005